Exhibit 10.7

THE OBLIGATIONS EVIDENCED BY THIS INSTRUMENT ARE UNSECURED OBLIGATIONS ARE SUBORDINATE IN THE MANNER AND TO THE EXTENT SET FORTH BELOW TO THE SENIOR OBLIGATIONS AND EACH HOLDER OF THIS INSTRUMENT, BY ITS ACCEPTANCE HEREOF, SHALL BE BOUND BY THE PROVISONS OF HEREOF

SKULLCANDY, INC.

SUBORDINATED PROMISSORY NOTE

$        December 31, 2010

FOR SERVICES RENDERED, Skullcandy, Inc., a Delaware corporation (the “Company”), promises to pay to             (the “Key Employee”), in lawful money of the United States of America, the aggregate principal amount of             ($        ), together with interest thereon at a rate of 3.3% per annum (based on the number of actual days elapsed and a 365 day year) (the “Interest Rate”). All outstanding unpaid principal, together with any then unpaid and accrued Interest and other amounts payable hereunder, will be due and payable in cash on the Maturity Date. For purposes hereof, the “Maturity Date” shall mean the earlier of: (a) December 31, 2012, (b) ten (10) business days following the Effective Date of a Qualified IPO, (c) ten (10) business days following a Liquidity Event or acquisition of a majority of outstanding shares of the Company’s common stock, and (d) the occurrence of an Event of Default hereunder to the extent declared due and payable in cash by the Key Employee in accordance with the terms hereof.

1. Definitions. The following capitalized terms have the following meanings:

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in Utah are authorized or required by law to close.

“Effective Date of a Qualified IPO” means the first day in which the Company’s shares begin trading on a major exchange (NYSE, or NASDAQ) subsequent to a Qualified IPO.

“Event of Default” means any occurrence of an event as described in sections 4 (a), (b), (c), or (d) below.

“Interest Period” means (a) with respect to the initial Interest Period, the period commencing on the execution date of the note and ending on the last day of the calendar year following the execution date; and (b) with respect to each subsequent Interest Period, the period commencing on the first day of the calendar year immediately following the preceding Interest Period and ending on the last day of such calendar year (or, if earlier, the Maturity Date.

“Interest Rate” means 3.3% per annum on the principal amount of this Subordinated Note from time to time outstanding, payable in cash, based on the number of actual days elapsed and a 365 day year.

“Liquidity Event” means the occurrence of the sale or other dispositions of majority of the ownership interests of the Company.

“Qualified IPO” means the Company’s first Public Offering underwritten by an approved underwriter that is effected pursuant to a registration statement filed with, and declared effective by, the SEC under the Securities Act which results in net cash proceeds to the Company or any security holder of the Company of at least Fifty Million Dollars ($50,000,000).

“Senior Creditors” means each of (a) (i) PNC Bank, National Association (“PNC Bank”), in its capacity as Administrative Agent under that certain Revolving Credit and Security Agreement (the “Revolving Credit Agreement”) dated August 31, 2010, by and among the Company and each person joined thereto as a borrower from time to time, as Borrowers, the financial institutions from time to time party thereto as Lenders (the “Revolving Lenders”), PNC Bank, as Administrative Agent (in such capacity, “Revolving Administrative Agent”) and a Revolving Lender, and UPS Capital Corporation, as Foreign Collateral Agent and as a Revolving Lender, and (ii) the Revolving Lenders and (b) the holders of the 15% Convertible Note.

“Senior Obligations” means (a) all “Obligations” (as such term is defined and used in the Revolving Credit Agreement), liabilities and performance from time to time owing by the Company to the Agent or the Lenders under the Revolving Credit Agreement and (b) all obligations, liabilities and performance from time to time owing by the Company to the holders of the 15% Convertible Note.

“Subordinated Obligations” means all obligations, liabilities and performance from time to time owing by the Company under this subordinated note.

2. Subordination.

(a) By acceptance of this subordinated note, the Key Employee acknowledges and agrees and the Company acknowledges and agrees that the payment of any and all of the Subordinated Obligations is subordinated and subject in right of payment, to the extent and in the manner hereinafter set forth, to the prior payment in full of the Senior Obligations. The Key Employee hereby agrees that, notwithstanding anything to the contrary set forth in this subordinated note, the Company shall not make, and the Key Employee shall not accept any payment or distribution on account of, or any redemption, purchase or acquisition of any of the Subordinated Obligations, unless and until the earlier of (a) the Effective Date of a Qualified IPO, or (b) the indefeasible payment in full of the Senior Obligations.

(b) Any payments received by the Key Employee in contravention of the terms of this Subordinated Note shall be held in trust for the benefit of the Senior Creditors and the Key Employee will promptly turn over any such payments to the Senior Creditors to be applied to the Senior Obligations.

(c) The Key Employee will not commence any action or proceeding of any kind against the Company to recover all or any part of the Subordinated Obligations not paid when due and shall not join with any creditor in any proceeding against Company under any liquidation, conservatorship, bankruptcy, or other insolvency law now or hereafter existing, unless and until the earlier of (a) the Effective Date of a Qualified IPO, or (b) the indefeasible payment in full of the Senior Obligations.

3. Payments. Subject to the subordination provisions and all other rights of the Senior Creditors arising in connection with the senior obligations, the Company will make payments to the Key Employee as follows:

(a) Tax Payment. The Company and the Key Employee acknowledge and agree that the issuance of this Subordinated Note to the Key Employee constitutes a taxable transfer of property from the Company. Accordingly, upon the issuance of this Subordinated Note, the Company will pay to the Key Employee a portion of the principal of this Subordinated Note sufficient to satisfy all tax obligations of the Key Employee arising in connection with the issuance of this subordinated note, including without limitation, all applicable federal and state taxes imposed on the Key Employee in connection with the issuance of this Subordinated Note. Notwithstanding the foregoing, the Company and the Key Employee agree that, to the extent that any amounts payable in accordance with this Section 3(a) are withheld by the Company and remitted to the appropriate taxing authorities, such amounts shall, for all purposes, (i) be treated as having been paid to the Key Employee, and (ii) reduce the principal amount of this Subordinated Note from and after the date such amounts are so paid/withheld. All payments of tax obligations shall be reflected on

(b) Interest. Payments of accrued and unpaid interest on this subordinated note at the interest rate will be due and payable in cash in arrears on the Maturity Date,

(c) Maturity. All outstanding principal and any unpaid accrued Interest will be due and payable in full in cash on the Maturity Date.

(d) Prepayment. Upon five Business Days prior written notice to the Key Employee, and, if prior to the Qualified IPO or Liquidity Event only with the written consent of the holder of the 15% Convertible Note and subject to Section 2 above, the Company may prepay this subordinated note in whole or in part at any time without penalty, premium or additional Interest; provided that any such prepayment will be applied first to interest accrued on this subordinated note and second, if the amount of prepayment exceeds the amount of such accrued Interest, to the payment of the aggregate principal amount of this subordinated note then outstanding.

4. Events of Default. The occurrence of any of the following will constitute an “Event of Default” under this subordinated note:

(a) Failure to Pay. The Company fails to pay when due any principal payment on the due date hereunder or any Interest payment or other payment with respect to the subordinated obligations required under the terms of this subordinated note on the date when the same becomes due and payable;

(b) Voluntary Bankruptcy or Insolvency Proceedings. The Company (i) applies for or consents to the appointment of a receiver, trustee, liquidator or custodian of itself or of all or a substantial part of its property, (ii) admits in writing its inability to pay its debts generally as they mature, (iii) makes a general assignment for the benefit of its or any of its creditors, (iv) is dissolved or liquidated, (v) commences a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or consent to any such relief or to the appointment of or taking possession of its property by any official in an involuntary case or other proceeding commenced against it, or (vi) takes any action for the purpose of effecting any of the foregoing; or

(c) Involuntary Bankruptcy or Insolvency Proceedings. Proceedings for the appointment of a receiver, trustee, liquidator or custodian of the Company, or of all or a substantial part of the property thereof, or an involuntary case or other proceedings seeking liquidation, reorganization or other relief with respect to the Company or the debts thereof under any bankruptcy, insolvency or other similar law now or hereafter in effect will be commenced and an order for relief entered or such proceeding is not dismissed or discharged within 60 days of commencement.

5. Rights of Key Employee upon Default.

(a) Rights and Remedies. Subject to the subordination provisions and all other rights of the Senior Creditors arising in connection with the Senior Obligations, upon the occurrence of an Event of Default under this subordinated note and at any time thereafter during the continuance of such Event of Default, Key Employee may declare all outstanding obligations payable by the Company hereunder to be immediately due and payable without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived, anything contained herein to the contrary notwithstanding. In addition to the foregoing remedies, subject to the subordination provisions and all other rights of the Senior Creditors arising in connection with the Senior Obligations, upon the occurrence and during the continuance of any Event of Default, the Key Employee may exercise any other right, power or remedy otherwise permitted by law, either by suit in equity or by action at law, or both.

(b) Default Interest. (i) Following the occurrence of and during the continuation of an Event of Default or (ii) in the event the Company breaches or fails to comply with any of the covenants set forth in Section 3 of this subordinated note and such breach or failure continues for 30 days, the Interest Rate will be increased by two percent, until such time as such Event of Default, breach or noncompliance is cured or waived by the Key Employee.

(c) Collection Costs. The Company agrees to pay in cash on demand all reasonable attorney’s fees and other expenses incurred by the Key Employee in the enforcement of any of their rights under this subordinated note whether the Event of Default is ultimately cured (if such cure is permitted) or whether the Key Employee is obligated to pursue their legal remedies, including such expenses incurred prior to the institution of legal action, during the pendency of such legal action, during any bankruptcy or insolvency proceeding and continuing to include all such expenses incurred in connection with any appeal to higher courts arising out of legal proceedings to enforce the Company’s obligations under this subordinated note.

(d) Waivers. The Company agrees that failure of the Key Employee to exercise their rights hereunder will not constitute a waiver of the right to exercise the same in the event of a subsequent Event of Default.

6. Miscellaneous.

(a) Successors and Assigns. The rights and obligations of the Company and Key employee under this subordinated note will be binding upon and benefit the successors, assigns, heirs, administrators and transferees of the parties.

(b) Notices. All notices, requests, demands, consents, instructions or other communications required or permitted hereunder will be in writing and sent via facsimile transmission or other electronic transmission (including a .pdf sent via electronic mail), mailed or delivered to each party at the respective address of the Key Employee listed on the signature page hereto, or at such other address as the such party may furnish to one the other parties hereto in writing. All such notices and communications will be deemed effectively given the earlier of (i) when received, (ii) when delivered personally, (iii) one Business Day after being delivered by facsimile (with receipt of appropriate confirmation), or (iv) one Business Day after being deposited with an overnight courier service of recognized standing.

(c) Expenses. In addition to the obligations under Section 5(c), the Company will pay all reasonable costs and expenses associated with the preparation, negotiation, administration and closing of this subordinated note and arising in connection with the subordinated obligations, including, without limitation, the reasonable fees of one legal counsel to the Key Employees.

(d) Payment. All payments will be made in lawful tender of the United States.

(e) Usury. In the event any Interest paid on this subordinated note is deemed to be in excess of the then legal maximum rate, then the portion of the Interest payment representing an amount in excess of the then legal maximum rate will be deemed a payment of principal and applied against the principal of this subordinated note.

(g) Waivers. The Company hereby waives notice of default, presentment or demand for payment, protest or notice of nonpayment or dishonor and all other notices or demands relative to this subordinated note.

(h) Governing Law. This subordinated note and all actions arising hereunder or in connection herewith will be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law provisions of the State of Delaware, or of any other state.

(i) Waiver of Jury Trial. By acceptance of this subordinated note, the Key Employee hereby agrees and the Company hereby agrees to waive their respective rights to a jury trial of any claim or cause of action based upon or arising out of this subordinated note.

(j) Amendment. Company and Key Employee acknowledge and agree that PNC Bank, National Association (“PNC”), as agent for certain financial institutions under the Revolving Credit Agreement is a third party beneficiary of this subordinated note and this note may not be amended without the consent of PNC.

(Signature Page Follows.)

The Company has caused this subordinated note to be issued as of the date first written above.

SKULLCANDY, INC., a Delaware corporation

By:

Name:

Title:

ACCEPTED:

KEY EMPLOYEE

By:

Name:

Title:

Address: